Exhibit 7C
Addendum to Question 7.C on Form N-SAR

List the name of each series and give a consecutive number to each series in excess of the 99 consecutive series permitted by the Form.

Please refer to the most recent shareholders report for additional information concerning the funds.

        Is this the Series last filing
Series Number Series Name     for this series? (Y/N)
100  Nationwide Bailard Emerging Markets Equity Fund N
101  Nationwide Diverse Managers Fund  N
102  Nationwide Herndon Mid Cap Value Fund  N
103  Nationwide Target Destinations 2060 Fund N